Terms and Conditions for Winning Media LLC

DEFINITIONS:

Advertiser means the entity agreeing to these Terms and Conditions as indicated by its signature block at the end of this document.
Advertisement means the HTML, display or text graphic creative approved by Advertiser, which can be selected by a user as a Link.
Link means a request for information from a server other than the Winning Media’s web servers.
Third-Party Agreement means any contract, oral or written, that is created between a Third-Party Vendor and the Advertiser or Winning Media.
Third-Party Vendor means any person or entity (excluding the Advertiser or Winning Media) contracting directly or indirectly with the Advertiser or Winning Media to provide any products or services that are used or provided as part of any obligation under this Agreement.
Usage Statistics means a set of numbers prepared by Winning Media and reported on a periodic basis to Advertiser for the purpose of assessing advertising value and for estimating future advertising rates.

PAYMENT:

All advertising fees must be prepaid. Winning Media reserve the right to hold Advertiser and its authorized advertising agent jointly and severally liable for any and all amounts owed to Winning Media under this Agreement. All funds are in U.S. Dollars.

RIGHT TO REFUSE UNACCEPTABLE ADVERTISING:

Winning Media reserves the right to refuse, in its sole discretion, any Advertisement it deems inappropriate using whatever criteria it may choose.

AUTHORIZATION OF DISSEMINATION:

Without the prior written consent of the Advertiser, Winning Media shall not: (1) disseminate any Advertisement that is created for, endorses, or makes reference to the Advertiser in the course of performing its obligations hereunder; or (2) contract with a Third-Party Vendor. In the event that the Advertiser authorizes Winning Media to contract with a Third-Party Vendor in accordance with this Agreement, without the prior written consent of the Advertiser, such Third-Party Vendor shall not disseminate any Advertisement that is created for, endorses, or makes reference to the Advertiser in the course of performing its obligations under the associated Third-Party Agreement. For the purposes of this provision, any consent transmitted by email shall constitute the required written consent required hereunder and shall be deemed to have been given and received at the time of receipt (Toronto time).

DEADLINE FOR RECEIPT OF ADVERTISEMENT:

Winning Media must receive all components of the Advertisement by 5:00 pm CST on the second (2nd) business day preceding the scheduled transmission date. If this deadline is not met, the Advertiser may lose its reserved transmission date. Prepaid advertising fees will not be refunded in the event that Advertiser fails to meet this deadline. In such event, Winning Media will distribute the Advertisement at its earliest reasonable opportunity following its actual receipt of all of the components of the Advertisement; provided, however, that Winning Media will not be required to distribute the Advertisement prior to two (2) business days following its receipt of all components of the Advertisement.

USAGE STATISTICS:

Winning Media MAKES NO GUARANTEE THAT USAGE STATISTICS WILL BE EQUAL TO ANY PUBLISHED NUMBERS AT ANY GIVEN TIME. Winning Media SHALL NOT BE HELD LIABLE FOR ANY CLAIMS AS THEY RELATE TO SAID USAGE STATISTICS. Winning Media PROVIDES ADVERTISER WITH USAGE STATISTICS SOLELY AS A COURTESY TO ADVERTISER and makes no representations or warranties regarding the accuracy or usefulness of any usage statistics that are provided to advertiser.

TRUTH IN ADVERTISING / ADVERTISER’S REPRESENTATIONS AND WARRANTIES:

Advertiser is solely responsible for any legal liability arising out of or relating to (1) the Advertisement or (2) any material to which users can Link through the Advertisement. Advertiser represents and warrants that the disclosures, information and statements contained in the Advertisement will not contain any untrue statement of material fact or omit to state any material fact necessary to make the disclosures, information and statements contained in Advertisement not misleading. Advertiser represents and warrants that the Advertisement and Link comply with all applicable industry advertising standards, laws and regulations. Advertiser represents and warrants that it holds the necessary rights to permit the use of the Advertisement and Link by

Winning Media for the purpose of distributing the Advertisement under this Agreement and that the use, reproduction, distribution, or transmission of the Advertisement will not violate any criminal laws, any civil laws, or any rights of any third parties, including, but not limited to, such violations as infringement or misappropriation of any copyright, patent, trademark, trade secret, music, image, or other proprietary or property right, false advertising, unfair competition, defamation, invasion of privacy or rights of celebrity, violation of any anti-discrimination law or regulation, or any other right of any person or entity.

ASSIGNMENT:

Advertiser may not assign this agreement, in whole or in part, without Winning Media’s written consent. Any attempt to assign this Agreement without such consent will be null and void.

GOVERNING LAW and VENUE:

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the principles of conflicts of law or choice of law. Any action arising out of this agreement or the rights and duties of the parties arising out of this agreement may be brought, if at all, only in the courts of the State of Texas for Harris County or the U.S. District Court for the Southern District of Texas located in Houston, Texas and not in any other court and tribunal. Advertiser agrees that this paragraph constitutes conspicuous notice.

ABILITY TO ENTER INTO AGREEMENT:

By signing this Agreement, Advertiser represents and warrants that there is no legal reason that Advertiser cannot enter into this Agreement and to perform its obligations hereunder.

FORCE MAJEURE:

Winning Media shall not be liable for any failure or delay in performance under this Agreement to the extent that such failures or delays are caused by any cause beyond its control, through no fault of its own, including but not limited to any act of God, nature, fire, flood, power or telecommunications outage, wars, riots, civil insurrections, strikes, lockouts or other labor disturbances, or public disaster.

ENTIRE AGREEMENT:

This Agreement and any and all exhibits and attachments including the Insertion Order are the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior agreements, communications, and understandings (both written and oral) regarding such subject matter, provided that all pricing will be governed by Winning Media pricing policies, whether printed on paper or available electronically. The terms and conditions of this Agreement will prevail over any contrary or inconsistent terms in any purchase order. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.

The Advertiser has read the above Terms and Conditions and hereby agrees to them in their entirety.

Advertiser:	Accepted By:
_____________________________ Authorized Representative	_____________________________ Representative of Winning Media LLC
_____________________________ Name (please print)	_____________________________ Name (please print)
_____________________________ Title (please print)	_____________________________ Title (please print)
_____________________________ Date	_____________________________ Date